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                                                                    EXHIBIT 12.1

CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
(In thousands, except for ratio amounts)

                                                                                                                  NINE MONTHS
                                                                     YEAR ENDED DECEMBER 31,                         ENDED
                                                                     ------------------------                     SEPTEMBER 30,
                                                    1998        1997 (1)     1996 (2)      1995         1994        1999 (3)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
EARNINGS BEFORE FIXED CHARGES:
Income before minority interests                  $  58,655    $  40,093    $   8,713    $  12,330    $   9,522    $  54,350
Less: equity in income of joint ventures             (1,312)      (1,141)          --           --           --         (472)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                     57,343       38,952        8,713       12,330        9,522       53,878
Distributed income of joint ventures                  2,350        1,939           --           --           --        2,435
Less: interest capitalized                           (9,929)      (3,338)      (4,129)      (5,321)      (2,167)     (12,306)
Less: preferred distribution of subsidiaries                                                                          (5,392)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
    Total earnings before fixed charges              49,764       37,553        4,584        7,009        7,355       38,615
                                                  ---------    ---------    ---------    ---------    ---------    ---------

FIXED CHARGES:
Interest expense                                     50,467       28,537       17,336       13,843        8,807       42,227
Interest capitalized                                  9,929        3,338        4,129        5,321        2,167       12,306
Accretion of discount                                   169          142           --           --           --          223
Loan amortization                                       785          864          825          720        1,079          507
Interest portion of rental expense                      300          235          143          143          126          383
Preferred distribution of subsidiaries                                                                                 5,392
                                                  ---------    ---------    ---------    ---------    ---------    ---------
    Total fixed charges                              61,650       33,116       22,433       20,027       12,179       61,038
                                                  ---------    ---------    ---------    ---------    ---------    ---------

             Total earnings and fixed charges     $ 111,414    $  70,669    $  27,017    $  27,036    $  19,534    $  99,653
                                                  =========    =========    =========    =========    =========    =========

RATIO OF EARNINGS TO FIXED CHARGES                     1.81x        2.13x        1.20x        1.35x        1.60x        1.63x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
      AND PREFERRED SHARE DIVIDENDS:
Total fixed charges                               $  61,650    $  33,116    $  22,433    $  20,027    $  12,179    $  61,038
Preferred share dividends                             9,371           --            4           39           20        7,029
                                                  ---------    ---------    ---------    ---------    ---------    ---------
    Total combined fixed charges and
      preferred share dividends                      71,021       33,116       22,437       20,066       12,199       68,067
                                                  ---------    ---------    ---------    ---------    ---------    ---------

    Total earnings and combined fixed
      charges and preferred share dividends       $ 120,785    $  70,669    $  27,021    $  27,075    $  19,554    $ 106,682
                                                  =========    =========    =========    =========    =========    =========

    RATIO OF EARNINGS TO COMBINED FIXED
      CHARGES AND PREFERRED SHARE DIVIDENDS            1.70x        2.13x        1.20x        1.35x        1.60x        1.57x

(1) Earnings include a $10,170 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.83x.

(2) Earnings include a $(5,351) impact from the extinguishment of hedges upon debt refinancing. Excluding the impact, such ratios would be 1.44x.

(3) Earnings include a $2,979 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.58x and 1.52x.